Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – August 8, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record-setting results of operations for the period ended June 30, 2017, including record revenue, record net income and record Broadcast Cash Flow.

We experienced accelerating market trends throughout the second quarter of 2017. As a result, our operating revenue and political advertising revenue significantly exceeded the high end of the guidance ranges that we had provided for this period. We also succeeded in recording broadcast and corporate and administrative expenses below the low end of our guidance. This performance, plus the gain on disposal of two licenses through our participation in the FCC reverse auction for broadcast spectrum produced fully diluted net income per share of $0.97 in the second quarter of 2017.

Looking forward, on a Combined Historical Basis, we anticipate that aggregate local and national advertising revenue, excluding approximately $8.2 million of advertising revenue attributable to the broadcast of the 2016 Summer Olympics, will increase in the low to mid-single digit percentage range in the third quarter of 2017 compared to the third quarter of 2016.

Financial Highlights:

●

Record Revenue - The following table presents certain of our record results on an As-Reported and Combined Historical Basis for the second quarter of 2017 and the respective percentage change from the second quarter of 2016 (dollars in millions):

	Three Months Ended June 30, 2017
		%	Combined	%
	As-Reported	Change	Historical	Change
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$117.9	13%	$119.8	0%
National	31.0	19%	31.9	2%
Political	3.7	(62)%	3.7	(67)%
Retransmission consent	69.4	37%	69.9	25%
Other	4.7	(17)%	4.0	1%
Total	$226.7	15%	$229.3	3%

●

Record Net Income, Broadcast Cash Flow and Free Cash Flow - Our net income was $70.6 million for the second quarter of 2017. Our Broadcast Cash Flow was $93.2 million for the second quarter of 2017 ($94.0 million on a Combined Historical Basis). Our Free Cash Flow was $55.9 million for the second quarter of 2017 ($57.2 million on a Combined Historical Basis).

●

Total Leverage Ratio - As of June 30, 2017, our Total Leverage Ratio, Net of all Cash (as defined below) was 5.41 times on a trailing eight-quarter basis. On August 7, 2017 we received approximately $90.8 million in proceeds from the reverse auction for broadcast spectrum (the “FCC Spectrum Auction”) that was conducted by the Federal Communications Commission (“FCC”). Adjusting for the subsequent receipt of the FCC Spectrum Auction proceeds, as of June 30, 2017 our Total Leverage Ratio, Net of all Cash and Net of Auction Proceeds was 5.14 times on a trailing eight-quarter basis.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Other Highlights and Recent Developments:

●

On May 1, 2017, we completed the acquisition of television stations WDTV-TV (CBS) and WVFX-TV (FOX/CW), a legal duopoly in the Clarksburg-Weston, West Virginia market (DMA 169) (the “Clarksburg Acquisition”) for $26.5 million. We had operated these stations under a local marketing agreement (“LMA”) since June 1, 2016, and the LMA expired upon completion of the acquisition.

●

On May 1, 2017, we completed the acquisition of television stations WABI-TV (CBS/CW) in the Bangor, Maine market (DMA 156) and WCJB-TV (ABC/CW) in the Gainesville, Florida market (DMA 161) (collectively, the “Diversified Acquisition”) for $85.0 million. We had operated these stations under an LMA since April 1, 2017, and the LMA expired upon completion of the acquisition.

●

On May 4, 2017, we announced that we entered into an agreement to acquire WCAX-TV (CBS) in the Burlington, Vermont - Plattsburgh, New York market (DMA 97) for $29.0 million (the “Vermont Acquisition”). We completed the acquisition on August 1, 2017. We had operated this station under an LMA since June 1, 2017, and the LMA expired upon completion of the acquisition.

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through June 30, 2017, we completed 23 acquisition transactions and three divestiture transactions. As more fully described in our Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 50 television stations in 30 television markets, including 25 new television markets, to our operations.

We refer to the seven stations acquired (excluding the stations acquired in the Clarksburg Acquisition) during the first six-months of 2017 and the stations we commenced operating under an LMA during that period as the “2017 Acquisitions.” We refer to the 13 stations acquired in 2016, and that we retained in those transactions, as well as the stations in the Clarksburg Acquisition that we commenced operating under an LMA on June 1, 2016, as the “2016 Acquisitions.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations, and we refer to those stations as the “2015 Acquisitions.” Unless the context of the following discussion requires otherwise, we refer to the stations acquired in the 2017 Acquisitions, the 2016 Acquisitions and the 2015 Acquisitions, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations and removing the historical revenues and historical broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2015 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our 2017 Senior Credit Facility,” “Free Cash Flow” and “Total Leverage Ratio, Net of All Cash” give effect to the financings related to the acquisition of the Acquired Stations as if these financings occurred on January 1, 2015, and certain anticipated net expense savings resulting from the completed acquisitions. Free Cash Flow presented on a Combined Historical Basis also includes adjustments for the purchase of property and equipment and income taxes paid, net of refunds, as if the acquisition of the Acquired Stations occurred on January 1, 2015. Combined Historical Basis financial information does not reflect all purchase accounting and other adjustments required, and includes certain other amounts not included, in pro forma financial statements prepared in accordance with Regulation S-X.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 2 of 20

Selected Operating Data on As-Reported Basis (unaudited):

	Three Months Ended June 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$226,681	$196,633	15%	$143,464	58%
Political	$3,708	$9,649	(62)%	$2,197	69%

Operating expenses (1):
Broadcast	$133,545	$117,335	14%	$86,445	54%
Corporate and administrative	$8,409	$8,524	(1)%	$6,444	30%

Net income	$70,561	$17,662	300%	$12,110	483%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$93,239	$79,267	18%	$57,244	63%
Broadcast Cash Flow Less
Cash Corporate Expenses	$85,908	$71,713	20%	$51,591	67%
Free Cash Flow	$55,883	$25,928	116%	$27,388	104%

	Six Months Ended June 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$430,142	$370,356	16%	$276,767	55%
Political	$5,029	$19,304	(74)%	$3,356	50%

Operating expenses (1):
Broadcast	$267,016	$225,903	18%	$173,292	54%
Corporate and administrative	$16,118	$24,202	(33)%	$13,291	21%

Net income	$81,066	$26,652	204%	$17,705	358%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$163,703	$145,164	13%	$103,968	57%
Broadcast Cash Flow Less
Cash Corporate Expenses	$149,637	$122,900	22%	$92,218	62%
Free Cash Flow	$92,477	$50,144	84%	$49,379	87%

(1) Excludes depreciation, amortization, and (gain) loss on disposal of assets.

(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three and six-month periods ended June 30, 2017	Page 3 of 20

Selected Operating Data on Combined Historical Basis (unaudited):

	Three Months Ended June 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$229,313	$222,170	3%	$204,444	12%
Political	$3,723	$11,218	(67)%	$2,939	27%

Operating expenses (1):
Broadcast	$136,412	$133,413	2%	$125,851	8%
Corporate and administrative	$8,409	$8,524	(1)%	$6,444	30%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$93,972	$91,248	3%	$86,691	8%
Broadcast Cash Flow Less
Cash Corporate Expenses	$86,641	$83,692	4%	$81,038	7%
Operating Cash Flow as defined in our 2017 Senior Credit Facility	$87,020	$83,129	5%	$81,394	7%
Free Cash Flow	$57,157	$37,098	54%	$50,873	12%

	Six Months Ended June 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$442,496	$436,675	1%	$393,668	12%
Political	$5,069	$25,988	(80)%	$4,311	18%

Operating expenses (1):
Broadcast	$280,032	$270,843	3%	$251,955	11%
Corporate and administrative	$16,118	$24,202	(33)%	$13,291	21%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$166,225	$173,194	(4)%	$157,913	5%
Broadcast Cash Flow Less
Cash Corporate Expenses	$152,159	$150,930	1%	$146,163	4%
Operating Cash Flow as defined in our 2017 Senior Credit Facility	$152,385	$156,622	(3)%	$148,920	2%
Free Cash Flow	$95,356	$79,786	20%	$86,936	10%

(1) Excludes depreciation, amortization, and (gain) loss on disposal of assets.

(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 4 of 20

Results of Operations for the Second Quarter of 2017

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the second quarter of 2017 and 2016 (dollars in thousands):

	Three Months Ended June 30,
	2017		2016
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$117,917	52.0%	$104,727	53.3%
National	30,981	13.7%	26,070	13.3%
Political	3,708	1.6%	9,649	4.9%
Retransmission consent	69,371	30.6%	50,549	25.7%
Other	4,704	2.1%	5,638	2.8%
Total	$226,681	100.0%	$196,633	100.0%

Total revenue increased $30.0 million, or 15%, to $226.7 million for the second quarter of 2017 compared to the second quarter of 2016. Revenue from the 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $61.0 million of our total revenue in the second quarter of 2017. The 2016 Acquisitions accounted for approximately $34.1 million of our total revenue in the second quarter of 2016.

The changes in revenue for the second quarter of 2017 compared to the second quarter of 2016 were approximately as follows:

●	Local advertising revenue (including internet/digital/mobile) increased $13.2 million, or 13%, to $117.9 million.

●	National advertising revenue increased $4.9 million, or 19%, to $31.0 million.

●	Political advertising revenue decreased $5.9 million, or 62%, to $3.7 million.

●	Retransmission consent revenue increased $18.8 million, or 37%, to $69.4 million.

●	Other revenue decreased $0.9 million, or 17%, to $4.7 million.

Excluding the total revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue increased by $3.1 million in the second quarter of 2017 as compared to the second quarter of 2016. The components of this net increase included the following: retransmission consent revenue increased by $9.8 million due primarily to increased retransmission consent rates, and political advertising revenue decreased by $6.4 million due to 2017 being the “off-year” of the two-year election cycle.

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $7.1 million to $229.3 million in the second quarter of 2017 compared to $222.2 million the second quarter of 2016, as a result of the following:

•	Local advertising revenue (including internet/digital/mobile) was unchanged at $119.8 million.

•	National advertising revenue increased $0.7 million, or 2%, to $31.9 million.

•	Political advertising revenue decreased $7.5 million, or 67%, to $3.7 million.

•	Retransmission consent revenue increased $13.9 million, or 25%, to $69.9 million.

•	Other revenue was unchanged at $3.9 million.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 5 of 20

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $16.2 million, or 14%, to $133.5 million for the second quarter of 2017 compared to the second quarter of 2016. The 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $32.4 million of our broadcast operating expenses in the second quarter of 2017, and the 2016 Acquisitions accounted for approximately $20.9 million of our broadcast operating expenses for the second quarter of 2016. Including the impact of the 2017 Acquisitions and the 2016 Acquisitions, total retransmission expense increased $9.8 million, or 41%, to $33.8 million in the second quarter of 2017 compared to the second quarter of 2016.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions:

•

Non-compensation expenses increased by $5.6 million, or 10%, in the second quarter of 2017 primarily due to retransmission expense increases of $5.3 million and net increases in several categories including programming, licensing and professional fees.

•	Compensation expense decreased by $0.9 million in the second quarter of 2017.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $3.0 million, or 2%, to $136.4 million in the second quarter of 2017 compared to the second quarter of 2016. The increase reflects, in part, the following:

•

Retransmission expense increased $7.1 million, or 26%, to $34.2 million in the second quarter of 2017 compared to the second quarter of 2016, consistent with increases in retransmission consent revenue.

•	Syndicated programming and licensing expenses decreased $0.6 million, or 5%, in the second quarter of 2017 compared to the second quarter of 2016.

•	Professional fees decreased $1.0 million, or 14% in the second quarter of 2017 compared to the second quarter of 2016.

•	Compensation expense decreased by approximately $2.4 million, or 3%, in the second quarter of 2017 compared to the second quarter of 2016.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) decreased $0.1 million, or 1%, to $8.4 million in the second quarter of 2017 as compared to the second quarter of 2016, primarily as a result of decreases in incentive compensation costs. Non-cash share based compensation expenses were $1.1 million and $1.0 million in the second quarters of 2017 and 2016, respectively.

(Gain) Loss on Disposal of Assets.

We reported a gain on disposal of assets of $77.3 million in the second quarter of 2017 and a loss on disposal of assets of $1.2 million in the second quarter of 2016. On May 30, 2017, we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC Spectrum Auction. Our proceeds from this auction which were received on August 7, 2017, were $90.8 million and the cost of the assets disposed was $13.1 million.

Taxes.

During the second quarter of 2017, we made aggregate federal and state income tax payments of approximately $0.6 million. During the remainder of 2017, we anticipate making income tax payments (net of refunds) of approximately $1.0 million. We anticipate making significant federal and state income tax payments beginning in 2018, assuming no significant changes to the corporate tax code as currently in effect.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 6 of 20

Results of Operations for the Six-Month Period Ended June 30, 2017

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the six-month periods ended June 30, 2017 and 2016 (dollars in thousands):

	Six Months Ended June 30,
	2017		2016
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$220,514	51.3%	$194,081	52.4%
National	55,795	13.0%	48,149	13.0%
Political	5,029	1.2%	19,304	5.2%
Retransmission consent	136,944	31.8%	97,818	26.4%
Other	11,860	2.7%	11,004	3.0%
Total	$430,142	100.0%	$370,356	100.0%

Total revenue increased $59.8 million, or 16%, to $430.1 million for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016. Revenue from the 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $108.5 million of our total revenue in the six-months ended June 30, 2017. The 2016 Acquisitions accounted for approximately $50.7 million of our total revenue in the six-months ended June 30, 2016.

The changes in revenue for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016 were approximately as follows:

●	Local advertising revenue (including internet/digital/mobile) increased $26.4 million, or 14%, to $220.5 million.

●	National advertising revenue increased $7.6 million, or 16%, to $55.8 million.

●	Political advertising revenue decreased $14.3 million, or 74%, to $5.0 million.

●	Retransmission consent revenue increased $39.1 million, or 40%, to $136.9 million.

●	Other revenue increased $0.9 million, or 8%, to $11.9 million.

Excluding the total revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue increased by $2.0 million in the six-months ended June 30, 2017 as compared to the six-months ended June 30, 2016. The components of this net increase included the following: retransmission consent revenue increased by $18.9 million due primarily to increased retransmission consent rates; political advertising revenue decreased by $14.7 million due to 2017 being the “off-year” of the two-year election cycle; and local revenue decreased by $2.0 million.

Excluding the revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, local and national advertising revenue declined, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $1.6 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 7 of 20

Revenue (less agency commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $5.8 million to $442.5 for the six-months ended June 30, 2017 compared to $436.7 in the six-months ended June 30, 2016, as a result of the following:

•	Local advertising revenue (including internet/digital/mobile) decreased $1.1 million, or less than 1%, to $228.9 million.

•	National advertising revenue decreased $0.8 million, or 1%, to $59.0 million.

•	Political advertising revenue decreased $20.9 million, or 80%, to $5.1 million.

•	Retransmission consent revenue increased $28.6 million, or 26%, to $140.2 million.

•	Other revenue was unchanged at $9.4 million.

Local and national advertising revenue declined, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $2.1 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $41.1 million, or 18%, to $267.0 million for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016. The 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $60.2 million of our broadcast operating expenses in the six-months ended June 30, 2017, and the 2016 Acquisitions accounted for approximately $31.7 million of our broadcast operating expenses for the six-months ended June 30, 2016. Including the impact of the 2017 Acquisitions and the 2016 Acquisitions, total retransmission expense increased $19.7 million, or 43%, to $66.0 million in the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions:

•

Non-compensation expenses increased by $12.5 million, or 12%, in the six-months ended June 30, 2017 primarily due to retransmission expense increases of $10.4 million and professional fee increases of $2.9 million.

•	Compensation expense were unchanged in the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain on disposal of assets) increased $9.2 million, or 3%, to $280.0 million for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016. The increase reflects, in part, the following:

•

Retransmission expense increased $14.2 million, or 26%, to $68.5 million for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016, consistent with increases in retransmission consent revenue.

•	Syndicated programming and licensing expenses decreased $1.1 million, or 5%, in the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016.

•	Professional fees decreased $1.3 million, or 8%, in the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016.

•	Compensation expense decreased by approximately $2.4 million, or 2%, for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 8 of 20

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) decreased $8.1 million, or 33%, to $16.1 million for the six-months ended June 30, 2017 compared to the six-months ended June 30, 2016. The decrease reflects, in part, the following:

•	Non-compensation expense decreased $7.6 million, primarily due to a decrease of $7.7 million in professional fees related to acquisition activities.

•

Compensation expense decreased $0.5 million, primarily due to decreases in incentive compensation costs. Non-cash share based compensation expenses were $2.1 million and $1.9 million, respectively, for the six-months ended June 30, 2017 and the six-months ended June 30, 2016.

Loss from Early Extinguishment of Debt.

In the six-months ended June 30, 2017, we recorded a loss from early extinguishment of debt of approximately $2.9 million, or $1.7 million after tax, related to the amendment and restatement of our senior credit facility.

Gain on Disposal of Assets.

We reported gains on disposals of assets of $76.8 million and $0.4 million in the six-months ended June 30, 2017 and 2016, respectively. On May 30, 2017 we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC Spectrum Auction. Our proceeds from this auction which were received on August 7, 2017, were $90.8 million and the cost of the assets disposed was $13.1 million.

Taxes.

During six-months ended June 30, 2017, we made aggregate federal and state income tax payments of approximately $0.9 million.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 9 of 20

Detailed table of Operating Results

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue (less agency commissions)	$226,681	$196,633	$430,142	$370,356
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	133,545	117,335	267,016	225,903
Corporate and administrative	8,409	8,524	16,118	24,202
Depreciation	12,841	11,617	25,470	22,743
Amortization of intangible assets	6,657	4,242	12,224	8,130
(Gain) loss on disposals of assets, net	(77,326)	1,228	(76,799)	(420)
Operating expenses	84,126	142,946	244,029	280,558
Operating income	142,555	53,687	186,113	89,798
Other income (expense):
Miscellaneous income, net	1	141	8	710
Interest expense	(23,791)	(24,269)	(46,982)	(45,544)
Loss from early extinguishment of debt	(311)	-	(2,851)	-
Income before income tax expense	118,454	29,559	136,288	44,964
Income tax expense	47,893	11,897	55,222	18,312
Net income	$70,561	$17,662	$81,066	$26,652

Basic per share information:
Net income	$0.98	$0.25	$1.13	$0.37
Weighted-average shares outstanding	71,821	71,878	71,849	71,835

Diluted per share information:
Net income	$0.97	$0.24	$1.12	$0.37
Weighted-average shares outstanding	72,501	72,748	72,510	72,665

Political advertising revenue (less agency commissions)	$3,708	$9,649	$5,029	$19,304

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 10 of 20

Other Financial Data:

	As of
	June 30,	December 31,
	2017	2016
	(in thousands)

Cash	$42,360	$325,189
Long-term debt, including current portion	$1,838,614	$1,756,747
Borrowing availability under our revolving credit facility	$100,000	$60,000

	Six Months Ended June 30,
	2017	2016
	(in thousands)

Net cash provided by operating activities	$59,144	$45,475
Net cash used in investing activities	(413,217)	(448,437)
Net cash provided by financing activities	71,244	481,989
Net (decrease) increase in cash	$(282,829)	$79,027

Guidance for the Three-Months Ending September 30, 2017

Based on our current forecasts for the third quarter of 2017, we anticipate the changes from the three-months ended September 30, 2016 as outlined below. Our estimates for the third quarter of 2017 include approximately $59.5 million of revenue and $36.7 million of broadcast operating expense estimated to be contributed by the 2017 Acquired Stations and 2016 Acquired Stations. Our as-reported results for the third quarter of 2016 included approximately $37.1 million of revenue and approximately $20.9 million of broadcast operating expenses contributed by the 2016 Acquired Stations. The table below presents our estimates of certain selected operating data for the third quarter of 2017 (dollars in thousands):

	Three Months Ending September 30,
	Low End	% Change From	High End	% Change From
	Guidance for	As-Reported	Guidance for	As-Reported	As-Reported
	the Third	Third	the Third	Third	Third
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2017	2016	2017	2016	2016
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$217,000	6%	$220,000	8%	$204,490

OPERATING EXPENSES
(before depreciation, amortization and (gain) loss on disposal of assets):
Broadcast	$141,000	17%	$143,000	18%	$120,717
Corporate and administrative	$8,500	18%	$9,000	25%	$7,223

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$3,000	(87)%	$3,500	(84)%	$22,272

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 11 of 20

Third Quarter of 2017 Comparisons to the Third Quarter of 2016, Which Included the Broadcast of the 2016 Summer Olympics:

Our local and national advertising revenues (excluding political advertising revenue) during the third quarter of 2016 were significantly influenced by the broadcast of the 2016 Summer Olympics on our NBC - affiliated stations. In the third quarter of 2016, these stations earned approximately $6.0 million of local advertising revenue and $2.2 million of national advertising revenue from the broadcast of the 2016 Summer Olympics. Currently, we anticipate that our NBC - affiliated stations will replace approximately one-half of that Olympic local and national advertising revenue with additional local and national advertising revenue from new and existing accounts in the third quarter of 2017 as compared to the third quarter of 2016. Accordingly, on a Combined Historical Basis, local and national advertising revenue for our NBC affiliated stations is expected to be lower in the third quarter of 2017 compared to the third quarter of 2016. Conversely, on a Combined Historical Basis, our stations affiliated with all other networks are currently expected to increase their aggregate local and national advertising revenue in the low single digit percentage range in the third quarter of 2017 compared to the third quarter of 2016. On a Combined Historical Basis, we anticipate that aggregate local and national advertising revenue, excluding approximately $8.2 million of advertising revenue attributable to the broadcast of the 2016 Summer Olympics, will increase in the low to mid-single digit percentage range in the third quarter of 2017 compared to the third quarter of 2016.

Comments on Third Quarter of 2017 Guidance

Third Quarter of 2017 on As-Reported Basis:

Revenue on As-Reported Basis.

Based on our current forecasts for the third quarter of 2017, we anticipate the following changes from the third quarter of 2016:

●	We believe our third quarter of 2017 local advertising revenue (including internet/digital/mobile) will increase in the high single digit percentages.

●	We expect our third quarter of 2017 national advertising revenue will increase by 18% to 20%.

●	We believe our third quarter of 2017 political advertising revenue will be within a range of approximately $3.0 million to $3.5 million.

●	We believe our third quarter of 2017 retransmission consent revenue will be approximately $70.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis.

For the third quarter of 2017, we anticipate our broadcast operating expenses will increase from the third quarter of 2016, reflecting the additional broadcast operating expenses of the 2017 Acquired Stations and the 2016 Acquired Stations. We anticipate that our broadcast operating expenses will also reflect an increase in retransmission expense of approximately $10.0 million to approximately $35.0 million for the third quarter of 2017.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

For the third quarter of 2017, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $8.5 million to $9.0 million, primarily attributable to increases in professional services fees.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 12 of 20

Third Quarter of 2017 on Combined Historical Basis:

Based on our current forecasts for the third quarter of 2017, we anticipate the following changes from the Combined Historical Basis results for the third quarter of 2016. For the purposes hereof, our Combined Historical Basis for the third quarter of 2016 have been adjusted to give effect to the 2017 Acquired Stations and the 2016 Acquired Stations as if they had been acquired in the first day of the earliest period presented.

Revenue on Combined Historical Basis.

•	We believe our third quarter of 2017 total revenue will change by approximately -6% to -7%, due primarily to 2017 being an off-year of the political advertising revenue cycle.

•

We believe our third quarter of 2017 local advertising revenue will decrease in the low single digit percentages. We currently anticipate that local advertising revenue from our non-NBC affiliated stations will increase in the low single digit percentage range in the third quarter of 2017, while our advertising revenue from our NBC affiliated stations will decrease in the high single digit percentage range due to the Summer Olympics programming in 2016.

•

We believe our third quarter of 2017 national advertising revenue will increase in the low single digit percentages. We currently anticipate that national advertising revenue from our non-NBC affiliated stations will increase in the mid-single digit percentage range in the third quarter of 2017, while our advertising revenue from our NBC affiliated stations will decrease in the low single digit percentage range due to the Summer Olympics programming in 2016.

•	We believe our third quarter of 2017 retransmission consent revenue will increase by approximately $14.0 million to approximately $70.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

Our total broadcast operating expenses for the third quarter of 2017 are anticipated to increase from the third quarter of 2016 on a Combined Historical Basis by approximately 5% or $6.0 million to $7.0 million. This increase reflects an expected increase of $7.1 million in retransmission expense (to approximately $35.0 million for the third quarter of 2017).

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 13 of 20

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in Gray’s Senior Credit Agreement (“Operating Cash Flow”), Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is calculated as our Operating Cash Flow for the preceding eight quarters, divided by two, which is then divided by our long term debt, excluding net premiums and net deferred financing costs, but including any other debt, net of all cash. Auction proceeds receivable from the FCC Spectrum Auction of $90.8 million were recorded on our balance sheet as of June 30, 2017 related to the disposal of two of our licenses in the FCC Spectrum Auction. These proceeds were received on August 7, 2017. The Total Leverage Ratio, Net of all Cash and Net of Auction Proceeds Receivable from FCC Spectrum Auction, reflects what our leverage ratio would have been if the proceeds from the FCC Spectrum Auction had been received on or prior to June 30, 2017.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 14 of 20

Reconciliation on As-Reported Basis, in thousands – Quarter:

	Three Months Ended June 30,
	2017	2016	2015

Net income	$70,561	$17,662	$12,110
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	12,841	11,617	8,754
Amortization of intangible assets	6,657	4,242	2,731
Non-cash stock-based compensation	1,434	1,272	1,009
(Gain) loss on disposals of assets, net	(77,326)	1,228	332
Miscellaneous income, net	(1)	(141)	(67)
Interest expense	23,791	24,269	18,587
Loss from early extinguishment of debt	311	-	-
Income tax expense	47,893	11,897	8,128
Amortization of program broadcast rights	5,013	4,813	3,553
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7	7
Payments for program broadcast rights	(5,274)	(5,153)	(3,553)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	7,331	7,554	5,653
Broadcast Cash Flow	93,239	79,267	57,244
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(7,331)	(7,554)	(5,653)
Broadcast Cash Flow Less Cash Corporate Expenses	85,908	71,713	51,591
Pension expense	(162)	40	1,789
Contributions to pension plans	-	(1,113)	(1,433)
Interest expense	(23,791)	(24,269)	(18,587)
Amortization of deferred financing costs	1,158	1,196	798
Amortization of net original issue premium on senior notes	(152)	(216)	(216)
Purchases of property and equipment	(6,438)	(7,544)	(5,547)
Income taxes paid, net of refunds	(640)	(13,879)	(1,007)
Free Cash Flow	$55,883	$25,928	$27,388

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 15 of 20

Reconciliation on As-Reported Basis, in thousands – Year to Date:

	Six Months Ended June 30,
	2017	2016	2015

Net income	$81,066	$26,652	$17,705
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	25,470	22,743	17,552
Amortization of intangible assets	12,224	8,130	5,502
Non-cash stock based compensation	2,772	2,556	2,002
(Gain) loss on disposals of assets, net	(76,799)	(420)	314
Miscellaneous income, net	(8)	(710)	(74)
Interest expense	46,982	45,544	37,117
Loss from early extinguishment of debt	2,851	-	-
Income tax expense	55,222	18,312	12,068
Amortization of program broadcast rights	10,235	9,209	7,160
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	15	14	13
Payments for program broadcast rights	(10,393)	(9,130)	(7,141)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	14,066	22,264	11,750
Broadcast Cash Flow	163,703	145,164	103,968
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(14,066)	(22,264)	(11,750)
Broadcast Cash Flow Less Cash Corporate Expenses	149,637	122,900	92,218
Pension expense	(247)	80	4,190
Contributions to pension plans	(624)	(1,633)	(1,433)
Interest expense	(46,982)	(45,544)	(37,117)
Amortization of deferred financing costs	2,309	2,267	1,597
Amortization of net original issue premium on senior notes	(305)	(432)	(432)
Purchases of property and equipment	(10,415)	(13,475)	(8,396)
Income taxes paid, net of refunds	(896)	(14,019)	(1,248)
Free Cash Flow	$92,477	$50,144	$49,379

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 16 of 20

Reconciliation on Combined Historical Basis, in thousands – Quarter:

	Three Months Ended
	June 30,
	2017	2016	2015

Net income	$70,236	$24,844	$21,716
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	12,981	12,980	12,739
Amortization of intangible assets	6,658	4,361	4,482
Non-cash stock-based compensation	1,434	1,272	1,009
(Gain) loss on disposals of assets, net	(77,374)	1,232	491
Miscellaneous income, net	(4)	(155)	1,407
Interest expense	23,791	25,588	24,103
Loss from early extinguishment of debt	311	-	-
Income tax expense	47,894	11,384	7,211
Amortization of program broadcast rights	5,090	5,363	5,272
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	8	7
Payments for program broadcast rights	(5,351)	(5,703)	(5,272)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	7,331	7,556	5,653
Other	967	2,518	7,873
Broadcast Cash Flow	93,972	91,248	86,691
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(7,331)	(7,556)	(5,653)
Broadcast Cash Flow Less Cash Corporate Expenses	86,641	83,692	81,038
Pension expense	(162)	40	1,789
Contributions to pension plans	-	(1,113)	(1,433)
Other	541	510	-
Operating Cash Flow as Defined in Senior Credit Agreement	87,020	83,129	81,394
Interest expense	(23,791)	(25,588)	(24,103)
Amortization of deferred financing costs	1,158	1,196	798
Amortization of net original issue premium on senior notes	(152)	(216)	(216)
Purchases of property and equipment	(6,438)	(7,544)	(5,750)
Income taxes paid, net of refunds	(640)	(13,879)	(1,250)
Free Cash Flow	$57,157	$37,098	$50,873

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 17 of 20

Reconciliation on Combined Historical Basis, in thousands – Year to Date:

	Six Months Ended
	June 30,
	2017	2016	2015

Net income	$79,247	$38,132	$31,597
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	26,207	26,215	25,729
Amortization of intangible assets	12,250	9,219	9,132
Non-cash stock-based compensation	2,772	2,556	2,002
(Gain) loss on disposals of assets, net	(76,849)	(216)	526
Miscellaneous income, net	(17)	232	2,921
Interest expense	47,722	51,177	48,149
Loss from early extinguishment of debt	2,851	-	-
Income tax expense	54,936	16,872	10,368
Amortization of program broadcast rights	10,498	10,745	10,620
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	15	14	13
Payments for program broadcast rights	(10,656)	(10,666)	(10,601)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	14,066	22,264	11,750
Other	3,183	6,650	15,707
Broadcast Cash Flow	166,225	173,194	157,913
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(14,066)	(22,264)	(11,750)
Broadcast Cash Flow Less Cash Corporate Expenses	152,159	150,930	146,163
Pension expense	(247)	80	4,190
Contributions to pension plans	(624)	(1,633)	(1,433)
Other	1,097	7,245	-
Operating Cash Flow as defined in Senior Credit Agreement	152,385	156,622	148,920
Interest expense	(47,722)	(51,177)	(48,149)
Amortization of deferred financing costs	2,309	2,267	1,597
Amortization of net original issue premium on senior notes	(305)	(432)	(432)
Purchases of property and equipment	(10,415)	(13,475)	(12,500)
Income taxes paid, net of refunds	(896)	(14,019)	(2,500)
Free Cash Flow	$95,356	$79,786	$86,936

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 18 of 20

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio:

Combined Historical Basis Operating Cash Flow	Eight Quarters Ended
as defined in the Senior Credit Agreement:	June 30, 2017
Net income	$218,375
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	104,363
Amortization of intangible assets	40,283
Non-cash stock-based compensation	9,891
Gain on disposals of assets, net	(75,044)
Miscellaneous income, net	2,910
Interest expense	198,524
Loss from early extinguishment of debt	34,838
Income tax expense	109,184
Amortization of program broadcast rights	43,026
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	57
Payments for program broadcast rights	(42,604)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	70,008
Other	21,341
Broadcast Cash Flow	735,152
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(70,008)
Broadcast Cash Flow Less Cash Corporate Expenses	665,144
Pension expense	(65)
Contributions to pension plans	(7,660)
Other	16,027
Operating Cash Flow as defined in Senior Credit Agreement	$673,446
Operating Cash Flow as defined in Senior Credit Agreement, divided by two	$336,723

June 30, 2017
Adjusted Total Indebtedness:
Long term debt, including current portion	$1,838,614
Capital leases and other debt	624
Total deferred financing costs, net	30,320
Premium on subordinated debt, net	(5,492)
Cash	(42,360)
Adjusted Total Indebtedness, Net of All Cash	$1,821,706
Total Leverage Ratio, Net of All Cash	5.41

Auction proceeds receivable from FCC Spectrum Auction	90,824
Adjusted Total Indebtedness, Net of All Cash and net of auction proceeds receivable from FCC Spectrum Auction	$1,730,882
Total Leverage Ratio, Net of All Cash and Net of Auction Proceeds Receivable from FCC Spectrum Auction	5.14

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 19 of 20

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates over 100 television stations and leading digital assets in markets throughout the United States. As of the date of this release, we own and/or operate television stations in 57 television markets that broadcast more than 200 separate program streams, including 104 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio, including pending acquisitions, includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.6 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2017 or other periods, the impact of recently completed transactions, future operating expenses, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 8, 2017. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2016 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 8, 2017. The call will begin at 9:00 AM Eastern Time. The live dial-in number is 1(800) 310-1961 and the confirmation code is 9602721. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 9602721 until September 7, 2017.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc. Earnings Release for the three and six-month periods ended June 30, 2017	Page 20 of 20